EXHIBIT 23.4

September 28, 2012

Deutsche Bank AG

60 Wall Street

New York, NY 10005

Ladies and Gentlemen:

We have acted as special tax counsel to Deutsche Bank AG (the “Bank”) in connection with the preparation and filing of a registration statement on Form F-3, including a prospectus, dated September 28, 2012, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of certain of the Bank’s securities, including its Global Notes, Series A, described in the prospectus supplement dated September 28, 2012 (the “Securities”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in a pricing supplement relating to the offer and sale of any particular Securities prepared and filed by the Bank with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP